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                                                                      Exhibit 11
                              RUSSELL CORPORATION
                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                  (Unaudited)





                                                   13 Weeks Ended                                   39 Weeks Ended
                                        ------------------------------------              -----------------------------------

                                          10/2/94                 10/3/93                   10/2/94                 10/3/93
                                          -------                 -------                   -------                 -------

Net income (loss)                       $    24,204             $    (3,762)              $    50,285             $    24,958
                                        ===========             ===========               ===========             ===========
Shares:
  Weighted average common
     shares outstanding                  40,013,087              40,920,258                40,000,451              40,878,563

  Net common shares issuable
     on exercise of certain
     stock options                          256,240                 337,647                   236,495                 387,903
                                        -----------             -----------               -----------             -----------

  Average common and common
    equivalent shares
    outstanding                          40,269,327              41,257,905                40,236,946              41,266,466
                                        ===========             ===========               ===========             ===========

Earnings (loss) per common
  and common equivalent share           $      .60              $      (.09)              $      1.25             $       .60



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